Exhibit 12


Ratio of Earnings to Fixed Charges

Humana Inc.
For the quarters ended March 31, 1996 and 1995
Unaudited
(Dollars in millions)
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
                                          1996                1995



Earnings:
  Income before income taxes              $ 81               $ 80
  Fixed charges                              6                  3

                                          $ 87               $ 83



Fixed charges:
  Interest charged to expense             $  5               $  2
  One-third of rent expense                  1                  1

                                          $  6               $  3



Ratio of earnings to fixed charges          13.8               25.5




For the purpose of determining earnings in the calculation of the ratio of earnings to fixed charges, earnings have been increased by the provision for income taxes and fixed charges. Fixed charges consist of interest expense on borrowings and one-third (the proportion deemed representative of the interest portion) of rent expense.






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